Exhibit 10.3

PALM, INC.

INDUCEMENT OPTION AGREEMENT

I.	NOTICE OF STOCK OPTION GRANT

Jonathan Rubinstein

c/o Palm, Inc.

950 W. Maude Avenue

Sunnyvale, CA 94085

You have been granted a Nonstatutory Stock Option to purchase Common Stock of the Company, subject to the terms and conditions of this Agreement, as follows:

Date of Grant	November 6, 2007

Vesting Commencement Date	November 6, 2007

Exercise Price per Share	$8.91

Total Number of Shares Granted	2,000,000

Total Exercise Price	$17,820,000

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	November 6, 2014

Time-Based Vesting Schedule:

The Option will vest and may be exercised with respect to 1,000,000 of the Shares of the Option in accordance with the following schedule. Subject to Optionee remaining a Service Provider of the Company through each relevant date, the Option will vest as to 250,000 Shares on the 9-month anniversary of the Grant Date, and will vest with respect to the remaining 750,000 Shares in equal monthly installments thereafter through and including the 45-month anniversary of the Grant Date.

Performance and Time-Based Vesting Schedule:

General

The Option will vest and may be exercised as to 1,000,000 Shares on a combination of performance-based vesting and time-based vesting as described below. Following achievement of the CTSR targeted for each tranche, the Option will vest as to the unvested Shares remaining in that tranche over time.

The calculations necessary to determine if the Option will vest shall be made on the 9-month anniversary of the Grant Date and each monthly anniversary thereafter, with the final such calculation made on the 45-month anniversary of the Grant Date. In addition, the Company will keep track on a daily basis as to whether the CTSR performance threshold required for each vesting tranche described below has been met, as the parties expressly intend that attainment of the CTSR performance thresholds may happen on any day within a month or year even if such CTSR performance threshold has not been attained at subsequent month-end or year-end. All vesting described in this section is contingent upon Optionee remaining a Service Provider of the Company through each vesting date, including the date on which the applicable CTSR performance threshold is first achieved.

Vesting Tranche 1

As to 333,334 Shares, the Option will vest as to 83,334 of such Shares on the later of the first date on which the Company achieves a CTSR of at least 50% or the 9-month anniversary of the Grant Date. The Option shall vest with respect to the remaining 250,000 of such Shares in equal monthly installments commencing on the 10-month anniversary of the Grant Date, through and including the 45-month anniversary of the Grant Date, provided that a CTSR of at least 50% has been achieved (and in the event that a CTSR of 50% is achieved after some of such monthly installments have passed, then such past monthly vesting shall occur immediately upon the date on which such CTSR is first achieved).

Notwithstanding the foregoing paragraph, should the CTSR performance threshold of 50% not be achieved at or any time prior to the 45-month anniversary of the Grant Date, the Option will be forfeited with respect to this tranche on such date.

Vesting Tranche 2

As to 333,333 Shares, the Option will vest as to 83,333 of such Shares on the later of the first date on which the Company achieves a CTSR of at least 100% or the 9-month anniversary of the Grant Date. The Option shall vest as to the remaining 250,000 of such Shares in equal monthly installments commencing on the 10-month anniversary of the Grant Date, through and including the 45-month anniversary of the Grant Date, provided that a CTSR of at least 100% has been achieved (and in the event that a CTSR of 100% is achieved after some of such monthly installments have passed, then such past monthly vesting shall occur immediately upon the date on which such CTSR is first achieved).

Notwithstanding the foregoing paragraph, should the CTSR performance threshold of 100% not be achieved at or any time prior to the 45-month anniversary of the Grant Date, the Option will be forfeited with respect to this tranche on such date.

Vesting Tranche 3

As to 333,333 Shares, the Option will vest as to 83,333 of such Shares on the later of the first date on which the Company achieves a CTSR of at least 200% or the 9-month anniversary of the Grant Date. The Option shall vest as to the remaining 250,000 of such Shares in equal monthly installments commencing on the 10-month anniversary of the Grant Date, through and including the 45-month anniversary of the Grant Date, provided that a CTSR of at least 200% has been achieved (and in the event that a CTSR of 200% is achieved after some of such monthly installments have passed, then such past monthly vesting shall occur immediately upon the date on which such CTSR is first achieved).

Notwithstanding the foregoing paragraph, should the CTSR performance threshold of 200% not be achieved at or any time prior to the 45-month anniversary of the Grant Date, the Option will be forfeited with respect to this tranche on such date.

Termination Period:

To the extent vested at such time, the Option may be exercised for three (3) months after Optionee ceases to be a Service Provider in accordance with Subsection H(1) of this Agreement. However, upon death or Disability, to the extent vested at such time, the Option may be exercised for twelve (12) months after Optionee ceases to be a Service Provider, in accordance with Subsections H(2) and H(3) of this Agreement. In no event shall the Option be exercised later than the Term/Expiration Date as provided above.

II.	AGREEMENT

A. Definitions. As used herein, the following definitions shall apply:

1. “Agreement” means this stock option agreement between the Company and Optionee evidencing the terms and conditions of the Option.

2. “Applicable Laws” means the requirements relating to the administration of stock options under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that may apply to the Option.

3. “Awarded Stock” means the Common Stock subject to the Option.

4. “Board” means the Board of Directors of the Company.

5. “Code” means the Internal Revenue Code of 1986, as amended.

6. “Committee” means the Compensation Committee of the Board or any other committee of the Board that has been designated by the Board to administer this Agreement.

7. “Common Stock” means the common stock of the Company.

8. “Company” means Palm, Inc., a Delaware corporation.

9. “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

10. “CTSR” means the Cumulative Total Shareholder Return, measured on any date as the cumulative increase in the Fair Market Value of a Share of the Common Stock. The starting point for the measurement of CTSR shall be $8.50 per share (as appropriately adjusted for any stock splits, stock dividends and the like or otherwise pursuant to Section I). For example, if the Fair Market Value of a Share of the Common Stock were to increase to $12.75, $17.00 or $25.50 (as appropriately adjusted for any stock splits, stock dividends and the like or otherwise pursuant to Section I) then the CTSR would be 50%, 100% and 200%, respectively. In the event that any dividends are paid on the Common Stock (other than dividends paid in Common Stock), the CTSR will be calculated as though such dividends were used to purchase additional Shares of the Common Stock, in the same manner as required by the Securities Exchange Commission for proxy statement purposes.

11. “Director” means a member of the Board.

12. “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

13. “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Optionee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

14. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

15. “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

Notwithstanding the preceding, for federal, state and local income tax reporting purposes and for such other purposes as the Committee deems appropriate, the Fair Market Value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

16. “Grant Date” means the date of grant of the Option as set forth in the Notice of Grant attached as Part I of this Agreement.

17. “Nonstatutory Stock Option” means a stock option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

18. “Notice of Grant” means the written notice, in Part I of this Agreement, evidencing certain terms and conditions of the Option grant. The Notice of Grant is part of this Agreement.

19. “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

20. “Option” means this stock option to purchase shares of Common Stock pursuant to this Agreement.

21. “Optionee” means the person named in the Notice of Stock Option Grant or such person’s successor.

22. “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

23. “Service Provider” means an Employee, Director or Consultant.

24. “Share” means a share of the Common Stock, as adjusted in accordance with Section I of this Agreement.

25. “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

B. Grant of Option. The Committee hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement the Option to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of this Agreement.

C. Termination of Option. Except as provided in Section H, if the Optionee ceases to be a Service Provider for any or no reason, the then-unvested portion of the Option awarded by this Agreement shall terminate and the Optionee shall have no further rights thereunder.

D. Exercise of Option.

1. Right to Exercise. The Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of this Agreement. The Option may not be exercised for a fraction of a share.

2. Method of Exercise. The Option is exercisable by delivery of an exercise notice in the form and manner specified by the Company (the “Exercise Notice”). As determined by the Company, the Exercise Notice shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the this Agreement. The Exercise Notice shall be completed by the Optionee and delivered to the Company in the manner specified by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. The Option shall be deemed to be exercised upon receipt by the Company of such properly completed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of the Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

E. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

1. cash;

2. check;

3. consideration received by the Company under a cashless exercise program implemented by the Company; or

4. surrender of other Shares which (i) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

F. Non-Transferability of Option. The Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

G. Term of Option. The Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Agreement.

H. Termination of Relationship as a Service Provider.

1. If the Optionee ceases to be a Service Provider (other than for death or Disability), the Option may be exercised for a period of three (3) months after the date of such termination (but in no event later than the expiration date of the Option as set forth in the Notice of Grant) to the extent that the Option is vested on the date of such termination. To the extent that the Optionee does not exercise the Option within the time specified herein, the Option shall terminate.

2. If the Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Option may be exercised for a period of twelve (12) months after the date of such termination (but in no event later than the expiration date of the Option as set forth in the Notice of Grant) to the extent that the Option is vested on the date of such termination. To the extent that Optionee does not exercise the Option within the time specified herein, the Option shall terminate.

3. If Optionee dies while a Service Provider, the Option may be exercised at any time within twelve (12) months following Optionee’s date of death (but in no event later than the expiration date of the Option as set forth in the Notice of Grant) by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate.

I. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

1. Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, adjust the method used to calculate CTSR and the number, class, and price of Shares covered by the Option. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Notwithstanding the preceding, the number of Shares subject to the Option always shall be a whole number. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option.

2. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify the Optionee as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for Optionee to have the right to exercise the Option, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered hereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Committee may provide that the vesting schedule of the Option shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent the Option has not been previously exercised or settled, the Option shall terminate immediately prior to the consummation of such proposed action.

3. Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Option shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Participant shall fully vest in and, to the extent applicable, have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. In addition, if the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received (upon the exercise of the Option, if applicable), for each Share of Awarded Stock and each unit/right to acquire a Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

Notwithstanding the foregoing, in the event of a Change of Control (as defined in the Management Retention Agreement), the vesting and exercisability of the Option shall be treated as provided, and subject to the limitations set forth, in the Management Retention Agreement. For purposes of this paragraph and Section N, the “Management Retention Agreement” means the Management Retention Agreement, dated as of June 1, 2007, between the Optionee and the Company, as such may be amended or replaced from time to time by agreement of the parties thereto.

J. Rights as Stockholder. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section I of this Agreement.

K. Leaves of Absence. Unless the Committee provides otherwise, vesting of the Option shall be suspended during any unpaid leave of absence.

L. No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

M. Taxation.

1. Prior to the delivery of any Shares or cash pursuant to the Option (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Optionee’s FICA obligation) required to be withheld with respect to the Option (or exercise thereof).

2. Some of the federal tax consequences relating to the Option, as of the date of the Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(a) Exercising the Option. The Optionee may incur regular federal income tax liability upon exercise of a NSO. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an Employee or a former Employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b) Disposition of Shares. If the Optionee holds Exercised Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

N. Entire Agreement; Governing Law. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. Optionee expressly warrants that he is not accepting this

Agreement in reliance on any promises, representations, or inducements other than those contained herein. Notwithstanding the foregoing, this Agreement is intended to be consistent with the grant of options described in the Offer Letter, dated June 1, 2007 as amended in the Offer Letter Amendment, dated October 29, 2007 and effective as of October 24, 2007, between the Company and the Optionee and, with respect to equity acceleration and post-termination exercise provisions, the Management Retention Agreement (as set forth in Section I) or the Severance Agreement, in either case as applicable (which provisions are hereby incorporated into this Agreement). For purposes of this paragraph, the “Severance Agreement” means the Severance Agreement, dated as of June 1, 2007, between the Optionee and the Company, as such may be amended or replaced from time to time by agreement of the parties thereto. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of California.

O. Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company at its then current principal executive office or to such other address as the Company may hereafter designate to the Optionee by notice as provided in this Section. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee at the address set forth beneath his signature hereto, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail or nationally recognized overnight courier or delivery service to the party entitled to receive it.

P. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Q. Additional Conditions to Issuance of Stock; Suspension of Exercisability.

1. Legal Compliance. Shares shall not be issued pursuant to the exercise or vesting of the Option unless the exercise or vesting of the Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall make reasonable efforts to meet the requirements of any Applicable Law or securities exchange and to obtain any required consent or approval of any governmental authority. If the exercise of the Option following Optionee’s termination of service with the Company would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act of 1933, as amended, then the Option shall terminate on the earlier of the expiration of the 7-year term of the Option or the expiration of a period of three months after the termination of Optionee’s service during which the exercise of the Option would not be in violation of such registration requirements.

2. Investment Representations. As a condition to the exercise or receipt of the Option, the Company may require the person exercising or receiving the Option to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased or received only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

3. Reservation of Shares. The Company, during the term of the Option, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Option.

R. Committee Authority. The Committee shall have the power to interpret this Agreement, to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not and to what extent the Option has vested) and to make all other determinations deemed necessary or advisable for administering this Agreement. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Optionee, the Company and all other interested persons and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

S. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

T. Severability. In the event any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included.

[Remainder of page intentionally left blank]

Optionee and the Company agree that the Option is granted under and governed by the terms and conditions of this Agreement. Optionee has reviewed this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:	PALM, INC.:

/s/ Jonathan Rubinstein	/s/ Edward T. Colligan
Signature	By

Jonathan Rubinstein	Edward T. Colligan, President & CEO
Print Name	Name/Title

Residence Address